SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 15, 2005

    Notice is hereby given that the Annual Meeting of Shareholders of The Progressive Corporation will be held at 6671 Beta Drive, Mayfield Village, Ohio, on Friday, April 15, 2005, at 10:00 a.m., Cleveland time, for the following purposes:

1.	To elect three directors;

2.	To approve an amendment to the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve for a term ending at the next shareholders meeting at which an election of directors will occur;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005; and

4.	To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on February 17, 2005, will be entitled to notice of and to vote at said meeting or any adjournment thereof.

   By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March      , 2005

   Shareholders who do not expect to attend the meeting in person are urged to date and sign the enclosed proxy and return it in the enclosed postage-paid envelope.

The Progressive Corporation

Proxy Statement

Table of Contents

Page

Item 1: Election of Directors	1
Nominees for Election at the Annual Meeting	2
Directors Whose Terms Continue after the Annual Meeting	2
Other Board of Director Information	5
Board of Directors Independence Standards and Determinations	5
Meetings of the Board of Directors and Attendance	6
Meetings of Non-Management Directors	7
Board Committees	7
Executive Committee	7
Audit Committee	7
Audit Committee Financial Expert	7
Effectiveness of Philip A. Laskawy	8
Investment and Capital Committee	8
Compensation Committee	8
Nominating and Governance Committee	8
Shareholder-Proposed Candidate Procedures	9
Communications with the Board of Directors	10
Certain Relationships and Related Transactions	11
Compensation Committee Interlocks and Insider Participation	12
Report of the Audit Committee	13
Security Ownership of Certain Beneficial Owners and Management	14
Security Ownership of Certain Beneficial Owners	14
Security Ownership of Management	15
Securities Authorized for Issuance under Equity Compensation Plans	16
Section 16(a) Beneficial Ownership Reporting Compliance	16
Executive Compensation	17
Summary Compensation Table	17
2005 Annual Compensation Table	18
Restricted Stock Awards in Last Fiscal Year and Aggregate Number and Value of Holdings at Year-End	18
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	19
Pension Plans	19
Separation Plans and Agreements	19
Directors’ Fees and Plans	21
Compensation Committee Report	23
Performance Graph	31
Item 2: Proposal to approve Amendments to the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve a term ending at the next Shareholder meeting at which an election of directors will occur	32
Item 3: Proposal to ratify the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2005	34
Other Independent Registered Accounting Firm Information	34
Approval of Audit and Non-Audit Services	34
Independent Registered Public Accounting Firm Fees	34

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THE PROGRESSIVE CORPORATION

PROXY STATEMENT

    This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of The Progressive Corporation, an Ohio corporation (“Company”), to be held at 10:00 a.m., Cleveland time, on Friday, April 15, 2005, at 6671 Beta Drive, Mayfield Village, Ohio 44143, and at any adjournment thereof. This statement, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004, which is attached hereto as an Appendix, and the accompanying proxy will be sent to shareholders on or about March 7, 2005.

   The close of business on February 17, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 200,206,431 Common Shares, each of which will be entitled to one vote.

ITEM 1: ELECTION OF DIRECTORS

    The Company’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five or more than twelve. The number of directors has been fixed at twelve and there are currently twelve directors on the Board. The Code of Regulations provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually. At the meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the three nominees named below, each to serve for a three-year term and until his or her successor is duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

   Based upon a recommendation from the Nominating and Governance Committee, the Board has nominated the three nominees named below for reelection to the Board. Since the terms of four directors will expire on the date of the Annual Meeting, a vacancy on the Board will be created due to the retirement of Mr. Milton N. Allen. Under the current Code of Regulations, vacancies on the Board may be filled by a majority vote of the remaining directors and, in such event, the new director will serve for the remainder of the unexpired term of the class of directors to which he or she is assigned. If the proposal in Item 2 is adopted, the Board will retain the right to elect a new director to fill such a vacancy, but the new director so elected would serve a term that expires on the date of the next shareholders meeting at which directors are to be elected. See the discussion of Item 2 below for further information. Assignments will be made so that the directors are distributed among the several classes as nearly equally as possible. No decision has been made to fill the vacancy, nor has the Nominating and Governance Committee recommended, or the Board selected, any candidates to fill the vacancy.

   Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this proxy statement. No shareholder nominations for the election of directors have been received within the time period required by Section 13 of Article II of the Company’s Code of Regulations or pursuant to the Company’s Shareholder-Proposed Candidate Procedures discussed below.

   If notice in writing is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made at such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute such number of votes among two or more nominees, as he or she sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the three nominees named below as possible.

   The following information is set forth with respect to each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. Each such nominee is currently a director of the Company.

Nominees for Election at the Annual Meeting

	Name, Age, Principal Occupation and Last Five Years Business	Director	Term
	Experience	Since	Expires

Photo	Charles A. Davis (1), Age 56 Chairman and Chief Executive Officer, MMC Capital, Inc., New York, New York (global private equity firm); Vice Chairman, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to December 2004	1996	2008

Photo	Bernadine P. Healy, M.D. (2), Age 60 Medical & Science Columnist, U.S. News & World Report, Washington, D.C. (publishing) since September 2002; President and Chief Executive Officer, American Red Cross, Washington, D.C. (emergency services) prior to December 2001	2002	2008

Photo	Jeffrey D. Kelly, Age 51 Chief Financial Officer, National City Corporation (“NCC”), Cleveland, Ohio (commercial banking); Vice Chairman of NCC since December 2004; Executive Vice President of NCC prior to December 2004	2000	2008

Directors Whose Terms Will Continue after the Annual Meeting

	Name, Age, Principal Occupation and Last Five Years Business	Director	Term
	Experience	Since	Expires

Photo	Stephen R. Hardis (3), Age 69 Chairman of the Board, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2000; Chairman of the Board and Chief Executive Officer, Eaton Corporation, Cleveland, Ohio (manufacturing) prior to July 2000	1988	2006

	Name, Age, Principal Occupation and Last Five Years Business	Director	Term
	Experience	Since	Expires

Photo	Philip A. Laskawy (4), Age 63 Retired since September 2001; Chairman and Chief Executive Officer, Ernst & Young LLP, New York, New York (professional services) prior to September 2001	2001	2006

Photo	Norman S. Matthews (5), Age 72 Consultant, New York, New York	1981	2006

Photo	Bradley T. Sheares, Ph.D. (6), Age 48 President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) since March 2001; Vice President, Hospital Marketing and Sales, U.S. Human Health Division of Merck & Co., Inc. prior to March 2001	2003	2006

Photo	Peter B. Lewis, Age 71 Chairman of the Board of the Company; President of the Company prior to January 2001; Chief Executive Officer during 2000; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company prior to March 2000	1965	2007

	Patrick H. Nettles, Ph.D. (7), Age 61 Executive Chairman of the Board of Directors, Ciena Corporation, Linthicum, Maryland (telecommunications) since May 2001; Chief Executive Officer of Ciena prior to May 2001; Chairman of the Board of Ciena from October 2000 to May 2001; President of Ciena prior to October 2000	2004	2007

	Name, Age, Principal Occupation and Last Five Years Business	Director	Term
	Experience	Since	Expires

Photo	Glenn M. Renwick (8), Age 49 President and Chief Executive Officer of the Company since January 2001; Chief Executive Officer-Insurance Operations during 2000; Chief Information Officer prior to March 2000; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company from March 2000 to March 2004	1999	2007

Photo	Donald B. Shackelford (9), Age 72 Chairman of the Board, Fifth Third Bank, Central Ohio (successor to State Savings Bank), Columbus, Ohio (commercial bank)	1976	2007

(1)	Mr. Davis is also a director of Media General, Inc., Merchants Bancshares, Inc. and AXIS Capital Holdings Limited, which are publicly held.

(2)	Dr. Healy is also a director of Ashland Inc., National City Corporation and Invacare Corporation, which are publicly held.

(3)	Mr. Hardis is also a director of Nordson Corporation, Lexmark International, Inc., American Greetings Corporation, STERIS Corporation, and Marsh & McLennan Companies, Inc., all of which, as well as Axcelis Technologies, Inc., are publicly held.

(4)	Mr. Laskawy is also a director of General Motors Corporation, Loews Corporation and Henry Schein, Inc., which are publicly held.

(5)	Mr. Matthews is also a director of Toys “R” Us, Inc., Sunoco, Inc., Finlay Fine Jewelry, Inc. and Henry Schein, Inc., which are publicly held.

(6)	Dr. Sheares is also a director of Honeywell International, Inc., which is publicly held.

(7)	Dr. Nettles is also a director of Axcelis Technologies, Inc., as well as Ciena Corporation, which are publicly held.

(8)	Mr. Renwick is also an officer and director of other subsidiaries of the Company and a director of Fiserv, Inc., which is publicly held.

(9)	Mr. Shackelford is also a director of The Limited Brands, Inc., which is publicly held.

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Standards and Determinations

   The Board of Directors has approved categorical independence standards which, if satisfied by a director, will permit a determination that such director is independent for purposes of the New York Stock Exchange (NYSE) Listing Standards. These categorical standards have been updated by the Board to take into account changes to the NYSE Listing Standards in late 2004. Under the Company’s standards, an individual director may be determined to be “independent” only if he or she satisfies each of the following requirements:

•	He or she is not currently an officer or employee of the Company or any of its subsidiaries, and has not been an officer or employee of the Company or any of its subsidiaries at any time during the past three years.

•	No member of his or her immediate family is an executive officer of the Company or has been an executive officer of the Company at any time during the past three years.

•	Neither he or she, nor any member of his or her immediate family, receives, or has received during any twelve (12) month period within the past three years, more than $100,000 in direct compensation from the Company or any of its subsidiaries, other than (i) retainer and meeting fees and equity grants for service as a director, and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service). For purposes of this requirement, compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) will not be considered.

•	He or she (i) is not currently a partner or employee of a firm that is the Company’s internal or external auditor, and (ii) was not at any time within the past three (3) years a partner or employee of such a firm who personally worked on the Company’s audit during that time.

•	No member of his or her immediate family (i) is currently a partner in a firm that is the Company’s internal or external auditor, (ii) is currently an employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iii) was at any time within the past three (3) years a partner or employee of such firm and personally worked on the Company’s audit during that time. For purposes of this paragraph only, an “immediate family member” will include only a spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

•	Neither he or she, nor any member of his or her immediate family, is or has been at any time during the past three (3) years, employed as an executive officer of another company where any of the present executive officers of the Company at the same time serves or served on the compensation committee of such other company.

•	Neither he or she, nor any member of his or her immediate family, has a direct business or other relationship with the Company or any of its subsidiaries (as a lawyer, consultant or otherwise), other than as a director of the Company, or has had any such business or other relationship with the Company at any time during the past three years. For purposes of this requirement, service by an immediate family member as an employee of the Company (other than as a an executive officer) will not compromise the director’s independence.

•	Neither he or she, nor any member of his or her immediate family, is a member of or of counsel to any law firm that the Company has retained during the last fiscal year or proposes to retain during the current fiscal year.

•	Neither he or she, nor any member of his or her immediate family, is a partner or executive officer of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the last fiscal year or that the Company proposes to have perform such services during the current fiscal year.

•	He or she is not a current employee of, and no member of his or her immediate family is a current executive officer of, and neither he or she nor any member of his or her immediate family holds a one percent (1%) or greater equity interest in, any other company or organization that has, or has had at any time within the past three (3) years, a material business or other relationship with the Company or any of its subsidiaries. For purposes of this standard, a relationship will be deemed to be material if the total amount of the payments made or received by the Company or any of its subsidiaries in connection with such business or other relationship during the relevant fiscal year was, or for the current fiscal year is expected to be, more than the greater of (1) $1 million; or (2) two percent (2%) of the consolidated gross revenues of such other entity.

   Contributions by the Company to a charitable or non-profit organization in which a director or his or her spouse serves as a director, trustee or executive officer or in an equivalent position will be deemed immaterial under the Company’s standards if the Company’s contributions to such organization in any calendar year do not exceed $25,000 (excluding matching gifts made by The Progressive Insurance Foundation in response to employee contributions to such organization). If the Company makes annual contributions in excess of the stated amount to any such organization, the effect, if any, on the director’s independence will be considered on a case-by-case basis.

   The materiality of any other relationships will be determined by a disinterested majority of directors on a case-by-case basis. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The ownership of even a significant amount of stock, by itself, however, is not a bar to a finding of independence.

   The Board of Directors has considered the independence of each of the directors under the foregoing standards and, based on such considerations and the recommendations of the Nominating and Governance Committee of the Board of Directors, and after due inquiry into the facts and circumstances of each director’s relationships with the Company (if any), has determined that each of the following directors (i) satisfies the Company’s independence standards as described above, (ii) has no relationship with the Company or its subsidiaries or with any charitable organization that received a contribution from the Company, which would require an individual determination as to such director’s independence, and (iii) is independent under the applicable NYSE Listing Standards:

Milton N. Allen (retiring as of the 2005 Annual Meeting)
Charles A. Davis
Stephen R. Hardis
Bernadine P. Healy, M.D.
Jeffrey D. Kelly
Philip A. Laskawy
Norman S. Matthews
Patrick H. Nettles, Ph.D.
Donald B. Shackelford
Bradley T. Sheares, Ph.D.

   Mr. Peter B. Lewis, the Company’s Chairman of the Board, terminated his employment with the Company in February 2003, and accordingly is not yet considered independent under NYSE Listing Standards or the Company’s categorical standards. Mr. Glenn M. Renwick is also not independent by virtue of his position as the Company’s current President and Chief Executive Officer.

Meetings of the Board of Directors and Attendance

   Seven meetings of the Board of Directors were held during 2004, six in person and one by teleconference.

   Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Shareholders. Normally, a meeting of the Board will be scheduled to coincide with the Annual Meeting of Shareholders. The Company’s 2004 Annual Meeting of Shareholders was attended by all 11 of the directors who were either nominated for election as a director at such meeting or whose term continued after the meeting.

   Of the 11 current directors who were on the Board throughout 2004, nine of them attended 100% of 2004 meetings of the Board and the Committees on which they served. Two directors missed one Board meeting and one Committee meeting each, but still attended at least seventy-five percent (75%) of their scheduled meetings. Dr. Nettles, who was elected to the Board in October 2004, attended the two Board meetings he was eligible to attend; he has not yet been appointed to any of the Committees.

Meetings of the Non-Management Directors

   Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet in executive session at least quarterly. The Chairman of the Board, provided that he or she is not an executive officer of the Company, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the non-management director who presides will be chosen by the non-management directors. In 2004, the non-management directors met in executive session six times. Mr. Peter B. Lewis, the Chairman of the Board, presided at each of those meetings.

   In addition, if there is at least one director among the non-management directors who does not meet the criteria for independence required by the NYSE, the independent non-management directors will meet in executive session at least once annually. Mr. Lewis currently does not meet the required criteria for independence. In 2004, the independent non-management directors met in executive session on one occasion.

Board Committees

   The Board has named an Executive Committee, an Audit Committee, an Investment and Capital Committee, a Compensation Committee, and a Nominating and Governance Committee, as described below. The complete written charters of the Audit Committee, Investment and Capital Committee, Compensation Committee, and Nominating and Governance Committee can be found on the Company’s Web site at progressive.com/governance.

Executive Committee

   Messrs. Allen, Hardis, Lewis (Chairman) and Renwick are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its committees. During 2004, the Executive Committee did not meet, but adopted resolutions by written action pursuant to Ohio corporation law on eight occasions.

Audit Committee

   Messrs. Allen, Laskawy (Chairman) and Dr. Sheares are the current members of the Board’s Audit Committee, which assures that the organizational structure, policies, controls and systems are in place to monitor financial and operating performance. The Audit Committee monitors the integrity of the Company’s financial statements, the Company’s financial reporting processes and internal controls, compliance by the Company with legal and regulatory requirements and the public release of financial information. The Committee also is responsible for confirming the independence of, and for the appointment, compensation, retention and oversight of the work of, the Company’s independent accountant. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to the Company that may interfere with the exercise of his independence from management and the Company, and is independent as defined in the applicable Securities and Exchange Commission (“SEC”) rules and NYSE Listing Standards. During 2004, the Audit Committee met in person six times and participated in one conference call to review the Company’s financial and operating results.

   Audit Committee Financial Expert. The Board of Directors has determined that Mr. Philip A. Laskawy, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Laskawy is a former Chairman and CEO of Ernst & Young LLP, and is a member or chairman of the audit committees of three other public companies. The Board has determined that through appropriate education and experience, Mr. Laskawy has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

   Effectiveness of Mr. Philip A. Laskawy. The Board of Directors does not have a policy limiting the number of public company audit committees on which a director may serve. Mr. Philip A. Laskawy, the Chairman of the Audit Committee, also serves on the audit committees of three other public companies. The Board has determined, however, that Mr. Laskawy’s simultaneous service on multiple audit committees does not impair Mr. Laskawy’s ability to serve effectively on the Company’s Audit Committee. Among other factors, the Board considered that, since he was appointed as Chairman of the Audit Committee in April 2003, Mr. Laskawy has: participated in the planning of Committee meetings; actively led the Committee’s meetings in a professional and efficient manner, asking insightful questions, covering all agenda items and reporting effectively to the Board; consulted frequently with the Company’s inside and outside auditors regarding accounting and financial reporting matters, including the Company’s efforts to comply with internal control review and reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations; helped lead the Company’s efforts to comply with other provisions of the Sarbanes-Oxley Act, SEC regulations and NYSE Listing Standards and to update the Committee’s Charter. The Board believes that Mr. Laskawy’s participation on the audit committees of three other public companies enhanced, and will likely continue to enhance, his knowledge and understanding of the responsibilities and functioning of audit committees in general, the issues faced by such committees and various approaches to accounting, financial reporting, internal control and corporate governance matters. The Board determined that Mr. Laskawy’s professional, energetic and thorough approach to the Chairman’s duties, as well as the auditing, accounting and financial reporting experience that he possesses, are significant benefits to the Committee and to the Company.

Investment and Capital Committee

   Messrs. Hardis, Kelly (Chairman) and Shackelford are the current members of the Board’s Investment and Capital Committee, which monitors and advises the Company on its investment and capital management policies. During 2004, the Investment and Capital Committee met five times.

Compensation Committee

   Messrs. Davis (Chairman) and Matthews and Dr. Healy are the current members of the Board’s Compensation Committee, which reviews and approves the Company’s equity and other compensation plans and awards thereunder and monitors the operation of the Company’s compensation programs, including the various cash and stock incentive programs in which directors, executive officers and/or employees of the Company participate. The Board has determined that each of the members of the Committee is independent under applicable NYSE Listing Standards. During 2004, the Compensation Committee met six times and adopted resolutions by written action pursuant to Ohio corporation law on four occasions.

Nominating and Governance Committee

   Messrs. Davis, Hardis and Matthews (Chairman) are the current members of the Board’s Nominating and Governance Committee and have been determined by the Board to be independent as defined in the applicable NYSE Listing Standards. The Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such possible nominees, and reviews and makes recommendations on corporate governance issues.

   The Committee may retain one or more third-party executive search firms, from time to time, to assist in identifying or evaluating potential nominees for director. Such search firms may be retained to identify and narrow the pool of potential nominees, to investigate a potential nominee’s willingness to serve or to otherwise investigate and make recommendations to the Committee on the talents, background or other factors entering into the Committee’s consideration of a potential nominee.

   During 2004, the Nominating and Governance Committee met five times. The Committee regularly reviewed the qualifications of potential candidates for the Board. The Committee recommended Patrick H. Nettles, Ph.D., to fill the vacancy on the Board that existed in 2004. Dr. Nettles, who was identified for the Committee’s consideration by another director, was elected by the Board to fill the vacancy, effective October 2004. In addition, the Committee recommended the three nominees named above, each of whom is currently a director, for reelection to the Board.

   Shareholder-Proposed Candidate Procedures. Pursuant to the Nominating and Governance Committee’s Charter, the Committee has adopted a policy of considering director candidates who are recommended by shareholders of the Company. In addition, in January 2004, the Committee approved Procedures for Shareholders to Propose Candidates for Directors (the “Shareholder-Proposed Candidate Procedures” or “Procedures”).

   Any shareholder desiring to propose a candidate for election to the Board under these Procedures may do so by mailing to the Company’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the Shareholder-Proposed Candidate Procedures, which can be found in the complete text of the Procedures on the Company’s Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address:

Charles E. Jarrett, Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, Ohio 44143

   Upon receipt, the Secretary will forward to the Committee the notice and the other information provided.

   The nominating shareholder may also include any additional information that the shareholder believes is relevant to the Committee’s consideration of the candidate. If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee may, in its discretion, reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one (1) proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or affiliates of such shareholder during the calendar year.

   Shareholders may propose candidates to the Committee pursuant to the Shareholder-Proposed Candidate Procedures at any time. However, to be considered by the Committee in connection with the Company’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

   It is the policy of the Committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the Shareholder-Proposed Candidate Procedures on the same basis as candidates that are suggested by the Company’s Board members, executive officers or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates that are likely to be deemed independent from the Company under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of the Company’s Common Shares that have been owned for more than 2 years).

   In considering director nominations, the Committee will consider: the current composition of the Board and how it functions as a group; the talents, personalities, strengths and any weaknesses of current Board members; the value of contributions made by individual Board members; the need for a person with specific skills, experiences or background to be added to the Board; any available or anticipated vacancies due to retirement or other reasons; and other factors which may enter into the nomination decision. Upon the expiration of a director’s term on the Board, the current director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made and is likely to continue to make a significant contribution to the Board and the Company.

   When considering an individual candidate’s suitability for the Board, the Committee will evaluate each individual on a case-by-case basis. The Committee does not prescribe minimum qualifications or standards for directors, but instead looks for directors who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s Charter – Integrity, Judgment, Commitment, Preparation, Participation and Contribution. In addition, the Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, professional or other career and the skills and talents which the candidate would be expected to add to the Board. The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of each such candidate and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

   The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by the Company, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

   These Shareholder-Proposed Candidate Procedures are in addition to any rights that a shareholder may have under the Company’s Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for the Company’s Board.

Communications with the Board of Directors

   The Board of Directors has adopted procedures for security holders to send written communications to the Board as a group. Such communications must be clearly addressed to the Board of Directors and sent to any of the following, at the election of the security holder:

Peter B. Lewis
Chairman of the Board
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: peter lewis@progressive.com

Philip A. Laskawy
Chairman of the Audit Committee
The Progressive Corporation
c/o Ernst & Young
5 Times Square
New York, New York 10036
E-mail: philip laskawy@progressive.com

Charles E. Jarrett
Secretary
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143
E-mail: chuck jarrett@progressive.com

   In addition, interested parties may contact the non-management directors as a group by sending a written communication to any of the above-named individuals. Such communication must be clearly addressed to the non-management directors.

   Communications so received will be forwarded by the recipient to the full Board of Directors or to the non-management directors, as appropriate.

Certain Relationships and Related Transactions

   The following discussion sets forth certain relationships and transactions known by management to involve the Company or its subsidiaries and entities as to which one or more of the Company’s directors or executive officers is a substantial owner, director or executive officer. In each case, these transactions have been disclosed to the Board of Directors, and the Board has approved either the transaction or (in the case of ongoing relationships that are presented to the Board) the continuation or renewal of the transaction, as applicable. In addition, where applicable, the Board has approved the continuation or renewal of these relationships for 2005.

   During 2004, a company owned by Mr. Peter B. Lewis, Chairman of the Board, paid to the Company the amount of $20,202 for a portion of the rental costs and certain other expenses incurred by a subsidiary of the Company in connection with the lease of an airplane hangar, the use of which was shared by a subsidiary of the Company and Mr. Lewis company until June 2004. Beginning in July 2004, Mr. Lewis’ company paid such rental costs and other expenses relating to its aircraft directly to the landlord of the airplane hangar, including a pro rata portion of the rent and related costs for office space shared by Mr. Lewis’ company and the Company’s subsidiary for the use of pilots, mechanics and parts storage.

   Mr. Jeffrey D. Kelly, a director of the Company, is also the Vice Chairman and the Chief Financial Officer of National City Corporation, the parent company of National City Bank (“NCB”). Dr. Bernadine P. Healy, a director of the Company, is also a director of National City Corporation. During 2004, the Company had a $10 million revolving credit arrangement with NCB, for which it paid $12,778 in commitment fees. The Company had no borrowings under this line of credit at any time during 2004. The Company did not renew this line of credit when it expired in January 2005.

   NCB is also the Transfer Agent and Registrar of the Company’s Common Shares and received fees during 2004 of $134,307 for such services, including $41,474 in connection with the Company’s tender offer to repurchase shares. Additionally, the Company uses NCB for commercial banking services and paid $1,140,780 in service charges during 2004. In each case, these charges represented the bank’s customary rates.

   During 2004, the Company entered into an uncommitted line of credit with NCB in the amount of $100 million. The Company incurs no commitment fees for this arrangement and no borrowings were outstanding under this line of credit at any time during 2004. In addition, a subsidiary of the Company deposited $100 million with NCB, which is invested in interest-bearing securities approved by the Company. This line of credit and the deposit are components of the Company’s cash contingency arrangement to ensure the availability of those funds in the event of certain emergencies affecting capital markets and banking operations.

   During 2004, the Company paid $78,900 to Mercer Management Consulting, Inc. (“Mercer”), a subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), for property management services provided at the Company’s Albany, New York building. This relationship was terminated in February 2004. In addition, the Company purchased compensation and benefits surveys in 2004 from a separate division of Mercer in the amount of $9,871. Mr. Charles A. Davis, a director of the Company, was formerly the Vice Chairman of Marsh, and Mr. Stephen R. Hardis, a director of the Company, is also a director of Marsh. The fees paid to Mercer were customary rates for the products purchased or services rendered.

   In addition, the Company pays commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of the Company’s auto and non-auto insurance businesses, at customary rates for the services rendered. During 2004, the Company paid $1,351,094 for these services (including $58,860 of contingent commissions attributable to policies written in 2003). In addition, during 2004, the Marsh subsidiaries earned contingent commissions in the amount of approximately $345,000, which will be paid in 2005 (this figure excludes 25% of the contingent commissions that were earned, but rejected, by the Marsh subsidiaries). No contingent commissions will be paid to Marsh in connection with policies written in 2005.

   Mr. Davis, along with Mr. W. Thomas Forrester, a named executive officer of the Company, serve as directors of AXIS Capital Holdings Limited (“AXIS”). During 2004, AXIS reinsured part of the Company’s outstanding risks under its directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. AXIS provides reinsurance coverage of $6 million (reduced to $4.9 million in July 2004) on policy limits of $15 million, for losses incurred in excess of the first $1 million. AXIS is one of several companies that the Company uses to reinsure this non-auto line of business. During 2004, the Company ceded $5,338,980 in premiums to AXIS for this coverage. At December 31, 2004, the Company had $1,083,389 of reinsurance recoverables on unpaid losses under this arrangement. The terms of this reinsurance arrangement are consistent with those between the Company and other reinsurers.

   Mr. Davis is a director of Merchants Bancshares, Inc. (“Merchants”). The Company provides various director and officer insurance products to Merchants’ banking affiliates. During 2004, the Company received $9,144 in premiums for a single policy with a one-year term. In 2003, the Company wrote five separate policies with three-year terms for Merchants’ affiliates, at a total premium cost of $499,192. The premiums on these policies were paid in 2003 and are earned over the policy period. These policies are scheduled to expire in 2006. In each case, these policies and their respective premiums are offered to Merchants’ affiliates on the Company’s customary terms.

   The Company paid $3,260 to Fiserv, Inc., for comparative rating software during 2004. Mr. Glenn M. Renwick, President, Chief Executive Officer and a director of the Company, is also a director of Fiserv, Inc.

Compensation Committee Interlocks and Insider Participation

   Messrs. Davis and Matthews and Dr. Healy served as members of the Company’s Compensation Committee during 2004. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

    The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

   The Audit Committee of the Board of Directors (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2004, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

   The Committee has discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm their independence from management and the Company.

   The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. During 2004, the Committee held seven meetings including one conference call to review the Company’s financial and operating results. Also, during 2004, the Committee reassessed the adequacy of the Audit Committee’s Charter and recommended that the Charter be updated and revised to comply with recently adopted New York Stock Exchange corporate governance standards. The revised Charter was approved by the Board in December 2004 and is included as Appendix A.

   Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee has selected and retained PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2005. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2005 Annual Meeting of Shareholders.

AUDIT COMMITTEE

Philip A. Laskawy, Chairman Milton N. Allen Bradley T. Sheares, Ph.D.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

    Security Ownership of Certain Beneficial Owners. The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2004, of more than 5% of the Company’s Common Shares:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)	of Class

Ruane, Cunniff & Co., Inc.	27,095,049(2)	13.5%
767 Fifth Avenue New York, New York 10153-4798
The TCW Group, Inc.	25,396,837(3)	12.7%
865 South Figueroa Street Los Angeles, California 90017
Davis Selected Advisers, L.P.	19,145,057(4)	9.6%
2949 East Elvira Road, Suite 101 Tucson, Arizona 85706
Peter B. Lewis	17,125,003(5)	8.5%
6300 Wilson Mills Road Mayfield Village, Ohio 44143

(1)	Except as otherwise indicated, the persons listed as beneficial owners of the Common Shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

(2)	The Common Shares are held in investment accounts maintained with Ruane, Cunniff & Co., Inc. and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Co., Inc., has advised that it has sole voting power as to 11,364,782 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

(3)	The Common Shares are held in investment accounts maintained with The TCW Group, Inc. and it disclaims any beneficial interest in such shares. The TCW Group, Inc., has advised that it has shared voting power as to 21,863,385 of these shares, no voting power as to the balance of these shares, and shared investment power as to all of these shares.

(4)	The Common Shares are held in investment accounts maintained with Davis Selected Advisers, L.P. and it disclaims any beneficial interest in such shares. Mr. Charles A. Davis, a director of the Company, has no affiliation with Davis Selected Advisers, L.P.

(5)	Includes 49,712 Common Shares held for Mr. Lewis by a trustee under the Company’s Retirement Security Program, 528,561 Common Shares subject to currently exercisable stock options and 2,225 restricted Common Shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes: 66,060 shares held by a charitable corporation of which Mr. Lewis serves as a trustee and an officer, as to which Mr. Lewis disclaims any beneficial interest; and 4,303,088 Common Shares held by one limited partnerships in which Mr. Lewis directly or indirectly holds general partner interests, and four limited liability companies in which Mr. Lewis directly or indirectly holds membership interests, as to which shares Mr. Lewis disclaims any beneficial interest, except to the extent of his own pecuniary interest therein.

   Security Ownership of Management. The following information is set forth with respect to the Company’s Common Shares beneficially owned as of December 31, 2004 (including stock options exercisable within 60 days thereafter), by all directors and nominees for election as directors of the Company, each of the named executive officers (as identified on page         ) and by all directors and all individuals who were executive officers of the Company on December 31, 2004, as a group:

		Common Shares	Other
	Common Shares	Subject to	Common		Total		Units	Total Interest
	Subject to	Currently	Shares		Common Shares		Equivalent to	in Common
	Restricted Stock	Exercisable	Beneficially		Beneficially	Percent of	Common	Shares and
Name	Awards(1)	Options(2)	Owned(3)		Owned	Class(4)	Shares(5)	Unit Equivalents

Milton N. Allen	1,113	34,767	61,031	(6)	96,911	*	1,162	98,073
Alan R. Bauer	15,967	225,642	45,525	(7)	287,134	*	N/A	287,134
Charles A. Davis	1,113	28,767	31,450		61,330	*	3,191	64,521
W. Thomas Forrester	19,481	249,369	72,659	(8)	341,509	*	N/A	341,509
Stephen R. Hardis	1,113	28,767	38,289		68,169	*	31,231	99,400
Bernadine P. Healy, M.D.	1,113	N/A	7,450		8,563	*	641	9,204
Jeffrey D. Kelly	1,113	14,919	10,450		26,482	*	2,981	29,463
Philip A. Laskawy	1,113	2,619	4,450	(9)	8,182	*	1,902	10,084
Peter B. Lewis	2,225	528,561	16,594,217	(10)	17,125,003	8.5%	N/A	17,125,003
Norman S. Matthews	1,113	34,767	41,053		76,933	*	4,582	81,515
Patrick H. Nettles, Ph.D.	N/A	N/A	0		0	*	59	59
Brian J. Passell	15,044	166,656	12,159		193,859	*	N/A	193,859
Glenn M. Renwick	123,456	532,578	227,286	(11)	883,320	*	N/A	883,320
Donald B. Shackelford	1,113	40,767	177,478	(12)	219,358	*	4,286	223,644
Bradley T. Sheares, Ph.D.	1,113	N/A	0		1,113	*	181	1,294
Robert T. Williams	17,275	203,064	28,546	(13)	248,885	*	N/A	248,885
All 23 Executive Officers and Directors as a Group	268,457	2,374,079	17,444,058	(14)	20,086,594	9.9%	50,216	20,136,810

*	Less than 1% of the outstanding Common Shares of the Company.

      N/A = not applicable

(1)	Includes Common Shares held for executive officers and directors pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)	Includes currently exercisable stock options issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

(3)	Includes, among other shares, Common Shares held for executive officers or their spouses under The Progressive Retirement Security Program. Unless otherwise indicated below, beneficial ownership of the Common Shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

(4)	Percentage based solely on Total Common Shares Beneficially Owned.

(5)	Each director of the Company who is not an employee of the Company (other than Mr. Peter B. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”) (see page 21 for a description of the Directors Deferral Plan). Pursuant to the Directors Deferral Plan, all Retainer Fees and, if so elected by the director, Meeting Fees are deferred pursuant to the plan and converted into units that are equivalent in value and dividend rights to the Company’s Common Shares. The equivalent units disclosed are in addition to the Company’s Common Shares beneficially owned, and the director has neither voting nor investment power as to these units.

(6)	Includes 5,148 Common Shares owned by Mr. Allen’s wife and 27,204 Common Shares held by Mr. Allen’s wife as trustee for the benefit of his children, as to which shares he disclaims any beneficial interest.

(7)	Includes 5,684 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Bauer has sole investment power but no voting power.

(8)	Includes 8,006 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Forrester has sole investment power but no voting power and 27,000 Common Shares held by Mr. Forrester as trustee for three trusts established for the benefit of his children.

(9)	Includes 3,000 Common Shares owned by Mr. Laskawy’s wife, as to which shares he disclaims any beneficial interest.

(10)	See footnote 5 on page 14.

(11)	Includes 66,321 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Renwick has sole investment power but no voting power.

(12)	Includes 20,493 Common Shares held by Mr. Shackelford as trustee of a trust established for the benefit of his daughter.

(13)	Includes 11,476 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan, as to which shares Mr. Williams has sole investment power but no voting power.

(14)	Includes 9,385 Common Shares held under The Progressive Corporation Executive Deferred Compensation Plan in addition to those such shares for the named executive officers disclosed above, as to which shares various executive officers have sole investment power but no voting power.

   Securities Authorized for Issuance under Equity Compensation Plans. The following information is set forth with respect to the equity compensation plans maintained by the Company and is reported as of December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

				Number of
	Number of		Cumulative	Securities
	Securities to be		Number of	Remaining Available
	Issued upon	Weighted-Average	Securities	for Future Issuance
	Exercise of	Exercise Price of	Awarded	Under Equity
Plan Category	Outstanding Options	Outstanding Options	as Restricted Stock	Compensation Plans

Equity compensation plans approved by security holders:
Employee Plans:
2003 Incentive Plan	—	—	697,850	4,302,150
1995 Incentive Plan(1)	5,763,782	$33.77	347,856	7,141,717
1989 Incentive Plan	825,719	19.98	—	—

Subtotal Employee Plans	6,589,501	32.04	1,045,706	11,443,867

Director Plans:
2003 Directors Equity Incentive Plan	—	—	28,344	321,656
1998 Directors’ Stock Option Plan	170,277	36.12	—	406,956
1990 Directors’ Stock Option Plan	72,000	19.45	—	—

Subtotal Director Plans	242,277	31.17	28,344	728,612

Equity compensation plans not approved by security holders:
None	—	—	—	—
Total	6,831,778	32.01	1,074,050	12,172,479

(1)	This plan expired on February 10, 2005. As of that date, no securities remain available for future issuance thereunder.

Section 16(a) Beneficial Ownership Reporting Compliance

   On February 10, 2004, Mr. Charles A. Davis, a director of the Company, received a distribution from the Company of the cash equivalent of 13.6889 phantom stock units (which are valued on a 1-to-1 basis with the Company’s Common Shares) pursuant to The Progressive Corporation Directors Deferral Plan. This transaction was reported late on a Form 4 filed on April 2, 2004, due to an administrative error on the part of the Company.

   On September 16, 2004, Mr. Peter B. Lewis, Chairman of the Board, filed a Form 4 reporting the August 20, 2004 sale of 500 Common Shares to an irrevocable trust, of which the reporting person is neither a trustee or a beneficiary, in connection with the creation and funding of Lewis Children VII, LLC.

EXECUTIVE COMPENSATION

    The following information is set forth with respect to the Company’s Chief Executive Officer and the other four most highly compensated executive officers, each of whom was serving as an executive officer at December 31, 2004 (the “named executive officers”). The titles set forth below reflect positions held at December 31, 2004.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation Awards

	Annual Compensation				Securities
				Restricted Stock	Underlying	All Other
Name and		Salary	Bonus(1)	Awards(2)	Options	Compensation(3)
Principal Position	Year	($)	($)	($)	(#)	($)

Glenn M. Renwick(4)	2004	$750,000	$2,250,000	$7,500,290	—	$9,666
President and Chief	2003	750,000	2,250,000	4,500,401	—	9,480
Executive Officer	2002	744,231	1,834,157	—	136,077	9,396

W. Thomas Forrester(4)	2004	$488,272	$976,544	$904,865	—	$9,958 (5)
Vice President and	2003	472,128	944,255	999,506	—	9,480
Chief Financial Officer	2002	447,688	735,551	—	32,826	9,396

Robert T. Williams	2004	$443,269	$886,539	$901,583	—	$10,545
Group President of	2003	428,264	856,528	829,929	—	8,962
the Agency Business	2002	413,269	656,685	—	28,557	8,794

Alan R. Bauer	2004	$413,276	$781,505	$928,343	—	$10,545
Group President of	2003	397,218	794,436	800,038	—	10,350
the Direct Business	2002	372,451	676,743	—	27,117	10,245

Brian J. Passell	2004	$388,273	$776,546	$784,278	—	$10,545
Group President of	2003	373,288	746,575	735,733	—	10,350
Claims	2002	358,276	588,647	—	23,559	10,006

(1)	Includes bonus amounts, if any, deferred under The Progressive Corporation Executive Deferred Compensation Plan.

(2)	In 2003, the Company began awarding restricted stock in lieu of stock options. See table on page 18 for the number, value and vesting schedule of the restricted stock awards and the aggregate restricted stock holdings at the end of 2004.

(3)	The reported amounts for 2004 represent employer contributions made during the year under the Company’s Retirement Security Program.

(4)	Amounts shown exclude other annual compensation in the form of incremental costs to the Company from personal use of the corporate airplane by Mr. Renwick in the amount of approximately $35,140, $32,170 and $16,860 for 2004, 2003 and 2002, respectively, since the amounts did not exceed the disclosure threshold of the lesser of $50,000 or 10% of the combined salary and bonus. Mr. Forrester also used the corporate airplane for personal use, on a very limited basis, but the Company incurred no additional incremental cost for Mr. Forrester’s personal use because, in each instance, he accompanied Mr. Renwick. For 2004, the Company changed the method used to calculate executives’ personal use of the corporate airplane to reflect more accurately the incremental costs to the Company, and the corresponding values for 2003 and 2002 have been recalculated accordingly.

(5)	In addition to contributions made under the Company’s Retirement Security Program, the reported amount includes a $292 anniversary award for 20 years of employment with the Company.

2005 ANNUAL COMPENSATION

		Range of Potential Bonus(2)

	Salary(1)	Minimum	Maximum
Name	($)	($)	($)

Glenn M. Renwick	$750,000	$0	$2,250,000
W. Thomas Forrester	500,000	0	1,000,000
Robert T. Williams	460,000	0	920,000
Alan R. Bauer	415,000	0	830,000
Brian J. Passell	405,000	0	810,000

(1)	Represents the annual salary for 2005, as approved by the Compensation Committee of the Board of Directors.

(2)	The bonuses can vary based on results achieved versus pre established performance criteria. See “Annual Cash Bonus Component” in the Compensation Committee Report, beginning on page 24.

RESTRICTED STOCK AWARDS GRANTED IN LAST FISCAL YEAR AND
AGGREGATE NUMBER AND VALUE OF HOLDINGS AT YEAR-END

				Number of	Value of
				Aggregate	Aggregate
	Number of Shares	Number of Shares	Number of Shares	Restricted Stock	Restricted Stock
	Awarded 2004	Awarded 2003	Awarded 2004	Holdings at	Holdings at
	(Time-Based)	(Time-Based)	(Performance-Based)	12/31/04	12/31/04
Name	(#)(1)(3)	(#)(1)(3)	(#)(2)(3)	(#)	($)

Glenn M. Renwick	44,565	34,326	44,565	123,456	$10,474,007
W. Thomas Forrester	5,823	7,248	4,930	18,001	1,527,205
Robert T. Williams	5,289	6,561	5,425	17,275	1,465,611
Alan R. Bauer	4,932	6,105	4,930	15,967	1,354,640
Brian J. Passell	4,635	5,724	4,685	15,044	1,276,333

(1)	For 2004, the time-based restricted stock awards will vest in one-third increments on January 1 of 2007, 2008 and 2009. For the 2003 awards, the vesting dates are January 1 of 2006, 2007 and 2008. In each case, as well as in the case of performance-based awards discussed in note (2) below, the awards are subject to the terms of the Company’s 2003 Incentive Plan, including (i) accelerated vesting and “cash out” provisions upon the occurrence of a “change of control” of the Company certain similar events, as further described in the plan, and (ii) the forfeiture of unvested awards upon the occurrence of certain events.

(2)	The performance-based restricted stock awards vest upon achievement by the Company of certain predetermined performance objectives, as described in “Long-Term Incentive Component” in the Compensation Committee Report, beginning on page 25. The performance-based shares awarded to each of the named executive officers in 2003 vested on July 14, 2004.

(3)	Dividends are paid on the restricted stock awards quarterly at the same rate as are paid on the Company’s Common Shares.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
	Shares Acquired		Options at 12/31/04		Options at 12/31/04
	on Exercise	Value Realized	(#)		($)
Name	(#)	($)	Exercisable/Unexercisable		Exercisable/Unexercisable

Glenn M. Renwick	39,300	$2,893,007	Exercisable Unexercisable	420,246 202,296	Exercisable Unexercisable	$23,238,140 9,780,545
W. Thomas Forrester	105,600	8,276,715	Exercisable Unexercisable	206,349 66,240	Exercisable Unexercisable	10,950,741 3,528,102
Robert T. Williams	33,900	2,578,885	Exercisable Unexercisable	164,226 59,028	Exercisable Unexercisable	8,639,394 3,146,520
Alan R. Bauer	105,600	7,541,871	Exercisable Unexercisable	188,964 55,806	Exercisable Unexercisable	10,035,951 2,984,712
Brian J. Passell	—	—	Exercisable Unexercisable	134,613 49,506	Exercisable Unexercisable	6,503,044 2,619,253

Pension Plans

   Employees. The Company has a two-tiered Retirement Security Program (“RSP”) for employees. The RSP is a defined contribution pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and covers all employees who meet requirements as to age and length of service. The first tier of the RSP provides employer contributions of 1% to 5% of annual eligible compensation up to the Social Security wage base, based on years of eligible service, which may be invested by participants in any of the investments available under the plan. The second tier is a long-term savings plan under which the Company matches amounts contributed to the plan by each employee up to a maximum of 3% of the employee’s eligible compensation, which may likewise be invested in any of the available investments under the RSP. All named executive officers are eligible to participate in the RSP, and contributions made by the Company on their behalf are included in “All Other Compensation” in the Summary Compensation Table on page 17.

   Directors. The Company does not offer any pension plans or retirement benefits for non-employee directors. For a description of director compensation, see “Director Fees and Plans” below.

Separation Plans and Agreements

   Separation Allowance Plan. The named executive officers, as well as substantially all other regular, non-temporary employees of the Company and its subsidiaries, are eligible to participate in The Progressive Corporation Separation Allowance Plan (“Separation Plan”). The Separation Plan provides payments to eligible employees whose employment is involuntarily terminated as a result of a reduction in force or a reorganization, as defined in the Separation Plan. Payments are based on compensation in effect immediately prior to termination and years of service and cannot exceed an aggregate of two years of compensation. The Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Separation Plan in whole or in part.

   Executive Separation Plan. The named executive officers, and certain other senior managers of the Company, participate in The Progressive Corporation Executive Separation Allowance Plan (“Executive Separation Plan”). The Executive Separation Plan provides payments to eligible employees whose employment is involuntarily terminated for reasons other than resignation (including retirement), job elimination, reduction in force or reorganization, death, disability, unsatisfactory job performance or misconduct, as defined in the Executive Separation Plan. Payments are based on compensation in effect immediately prior to termination. For Messrs. Renwick, Forrester, Williams, Bauer and Passell, payments would equal one year’s annual salary plus a single year’s bonus payment as determined by a formula contained in the Executive Separation Plan. The Executive Separation Plan is a welfare benefit plan within the meaning of ERISA. All payments under the Executive Separation Plan are made from the general assets of the Company and its subsidiaries. Individual employment or separation arrangements may supplement or supersede the Executive Separation Plan in whole or in part. In no event will an eligible employee receive payments under both the Separation Plan and the Executive Separation Plan.

   Employment Agreements. Messrs. Renwick, Forrester, Williams, Bauer, Passell and five other executive officers have entered into Employment Agreements with the Company. Pursuant to the Employment Agreements, these executive officers will continue to be employed by the Company and receive compensation and benefits for a three-year period upon a Change of Control, as defined in the Employment Agreements. The compensation during this three-year period will be not less than the salary, bonus and other benefits and incentives that the executive officer was receiving prior to the Change in Control. In the event that such executive officer’s employment is terminated prior to the end of such three-year employment period without cause and for reasons other than death or disability, such executive officer would be entitled to receive from the Company a payment equal to (i) the salary, bonus and certain benefits accrued through the date of termination, plus (ii) an amount equal to the greater of (a) two times the total of the executive’s annual base salary and the highest annual bonus earned by the executive during the three years immediately preceding the Change of Control or during the employment period after the Change of Control, or (b) four times the executive’s annual base salary, minus (iii) the amounts paid or to be paid under any severance plan(s) then in effect.

   In addition, such executive officer would be eligible to receive certain health and welfare benefits from the Company for a two-year period after termination on substantially the same terms and conditions as existed prior to termination. Each such Employment Agreement also includes a provision requiring the Company, under certain circumstances, to make an additional payment to the executive officer (the “Gross-Up Payment”) in the event that any payments or distributions made by the Company upon a Change in Control of the Company (the “Payments”) are determined to be subject to an excise tax imposed by the Code. The amount of the Gross-Up Payment would be calculated such that after the payment of all taxes, interest and penalties on the Payments and the Gross-Up Payment, such executive officer would retain a portion of the Gross-Up Payment equal to the excise tax imposed.

   Equity-based Awards. Pursuant to Non-Qualified Stock Option Agreements covering stock options granted on or after May 16, 1996, any such stock option granted to an employee who thereafter retires from the Company and, at the time of his retirement, meets certain age and years of service requirements (“Qualified Retirement”) will be subject to the following provisions: (a) any such stock option that is vested on the date of such retirement (“Qualified Retirement Date”) will remain in effect and may be exercised, in whole or in part, at any time between the Qualified Retirement Date and the date on which such stock option expires under the applicable Non-Qualified Stock Option Agreement (“Expiration Date”); (b) 50% of any unvested stock option will remain in effect, will vest and become exercisable on the date on which such stock option is scheduled to vest under the applicable Non-Qualified Stock Option Agreement (“Vesting Date”) and may be exercised by the employee, in whole or in part, at any time between the Vesting Date and the Expiration Date; and (c) the remaining 50% of the unvested stock option will terminate on the Qualified Retirement Date.

   Pursuant to Restricted Stock Award Agreements covering restricted stock granted on or after April 18, 2003, any such stock granted to an employee who thereafter retires from the Company pursuant to a Qualified Retirement will be subject to the following provisions, except as noted in the next sentence: (a) 50% of any unvested restricted stock award will remain in effect and vest, as to time-based awards, immediately on the Qualified Retirement Date or, as to performance-based awards, if and when the applicable performance objectives have been achieved by the Company; and (b) the remaining 50% of the unvested restricted stock awards will terminate on the Qualified Retirement Date. However, if the Company’s CEO or any other member of the executive management team provides the Company with at least one year’s advance notice of his or her Qualified Retirement, such executive will retain 100% of any unvested performance-based restricted stock awards held by him or her at the Qualified Retirement Date, which will then vest (if at all) upon the satisfaction of the applicable performance objectives.

   Executive Deferred Compensation Plan. The Progressive Corporation Executive Deferred Compensation Plan (the “EDCP”) permits eligible executives (as such term is defined in the plan), including the Company’s executive officers, to defer receipt of some or all of their cash bonus awards. The plan also permits the participants to defer receipt of restricted stock awards granted under The Progressive Corporation 2003 Incentive Plan. As a result of participating in the EDCP, eligible executives are able to defer federal and certain other income taxes on the deferred bonus awards and restricted stock awards until they receive a cash distribution from the plan. Cash bonus awards that are deferred under the EDCP are deemed to be invested in one or more investment options that are available under the plan, including the Company’s Common Shares, as elected by the participant. Restricted stock that is deferred under the plan is deemed to be held in the form of Common Shares for six months and one day, and thereafter, the participant may elect alternative deemed investments.

   The Company established the Executive Deferred Compensation Plan Trust, a so-called “rabbi trust,” to provide a source of funds to assist the Company in meeting its obligations to participants under the EDCP. Amounts equal to the deferred cash bonuses or restricted stock grants are deposited by the Company into the trust at the time that the bonus or grant otherwise would have been earned by the participant. To secure the Company’s future payment obligations to participants, the trust holds investments equal in kind and number to the aggregate deemed investment elections selected by participants. Participants have no proprietary right or interest in the trust’s assets, including such securities, all of which remain subject to the claims of the Company’s general creditors. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against the Company. The participants’ respective rights and interests under the plan may not be assigned or transferred under any circumstances.

   The trustee of the trust tracks the value of each participant’s deferrals and deemed investments over time. The Company does not guaranty any specific rate of return to participants who defer amounts into the EDCP. The value of the deferred awards, as modified by the performance of the deemed investments selected by the participant, is distributed to the eligible executive in cash (or, in certain circumstances, annual installment payments commence) within 30 days after the earliest to occur of: (i) the expiration of the deferral period(s) elected by the executive (subject to the restrictions contained in the plan), (ii) the executive’s death, (iii) termination of the executive’s employment, or (iv) a change of control (as defined in the 2003 Incentive Plan).

Directors’ Fees and Plans

   Retainer and Meeting Fees. Each member of the Board of Directors who is not an employee of the Company (other than Chairman, Mr. Peter B. Lewis) receives fees for service on the Board or its Committees, as set forth in the table. As discussed below, Mr. Lewis currently receives a restricted stock award as his sole compensation for service as a director and, as a result, he receives no Retainer or Meeting Fees.

Fees	2004	2005

Retainer	$10,000	$10,000
Board Meeting
Regular	— In Person	3,000	3,200
— Phone	1,500	1,500
Special	— In Person	1,000	1,000
— Phone	500	500
Audit Committee Meetings(1)
Chairman	4,000	4,200
Other members	2,000	2,100
Various teleconferences
Chairman	1,500	1,500
Other members	1,000	1,500
Other Committee Meetings(1)
Chairman	2,500	2,600
Other members	2,000	2,100
Participation in Certain Management Meetings	2,000	2,000

(1)	If attendance is by telephone (except for regularly scheduled teleconferences), the fee is $500.

   Directors Deferral Plan. Each director of the Company who is not an employee of the Company (other than Mr. Lewis) participates in The Progressive Corporation Directors Deferral Plan, as amended (“Directors Deferral Plan”). Each participant in the Directors Deferral Plan may elect, annually, to defer receipt of all or a portion of his or her Meeting Fees for the following year until the date designated by the director in accordance with the plan. A participating director may elect to have such deferred fees credited to or allocated between (a) a cash account which will earn interest at a rate equal to the rate of interest on new 3-month certificates of deposit, and (b) a stock account under which the deferred fees are converted into units equivalent in value and dividend rights to the Company’s Common Shares. Account balances may not be transferred from one account to another. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director. All Retainer Fees are deferred, credited to a stock account and distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to a designated beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his current term, all Retainer Fees credited to his or her stock account for the unexpired portion of his or her term are forfeited.

   Equity-based Awards. Each director who is not an employee of the Company is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (“Directors Equity Plan”). The Directors Equity Plan authorizes the issuance of up to 350,000 Common Shares, subject to adjustment for stock splits and similar events. Under this plan, the Company awards restricted stock to directors as the equity incentive component of their compensation. The restricted stock grant value per Common Share equals the fair market value of the Common Shares on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

   During 2004, the Company granted to Mr. Lewis, Chairman of the Board, 2,225 shares of restricted stock under this plan, with a market value on the date of grant of approximately $200,000. This award was made to Mr. Lewis as his sole compensation from the Company and in lieu of receiving the Retainer or Meeting Fees described above. Each of the other non-employee directors received a grant of 1,113 shares in 2004, valued at approximately $100,000 on the grant date, in addition to Retainer and Meeting Fees. The 2004 grants are scheduled to vest in March 2005. For 2005, Mr. Lewis will again receive an award of restricted stock valued at $200,000 on the grant date, in lieu of director fees, and each other non-employee director will receive a grant of restricted stock valued at $100,000, in addition to fees.

   Equity Deferral Plan. Directors receiving awards of restricted stock under the Directors Equity Plan also have the right to defer the receipt of the Common Shares covered by each such award under The Progressive Corporation Director Restricted Stock Deferral Plan (the “Director Equity Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to phantom units equivalent in value to the Company’s Common Shares and credited to each participating director’s plan account. The participating director’s plan accounts will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on the Company’s Common Shares. There are no other investment options under the Director Equity Deferral Plan. All such accounts will be distributed in Common Shares (with any partial shares being distributed in cash), in a lump sum or installments, at the time(s) designated by the participating director at the time of election, subject to accelerated vesting provisions under the plan in the event of the participant’s death or a change in control of the Company.

COMPENSATION COMMITTEE REPORT

Executive Compensation Policy

   The Company’s executive compensation program is administered under the direction of the Compensation Committee of the Board of Directors (the “Committee”). The Committee is comprised of three independent, non-employee directors.

   The executive compensation program is designed to promote the following objectives:

•	Attract, retain and motivate executives who can significantly contribute to the success of the Company.

•	Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

•	Reward the achievement of important business goals, based on specific, objective criteria that have been approved in advance by the Committee.

•	Tie a significant portion of executive compensation to the long-term performance of the Company’s Common Shares.

   Through close coordination with the Company’s Human Resources Group, the Committee oversees the development and implementation of the Company’s various compensation, incentive and benefits, plans and arrangements, which are designed to achieve these objectives. The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

Executive Compensation Program

   The Company’s executive compensation program consists of three components: salary, the opportunity to earn an annual cash bonus, and long-term incentives through annual equity-based awards. The Company’s objective is to pay its executives competitive base salaries and to provide variable compensation (restricted stock awards and cash bonus potential) that can take total direct compensation to the upper tiers of compensation paid by comparable companies if the Company, and (if applicable) the executive’s assigned business unit, meet or exceed challenging performance goals.

   Variable compensation is a larger part of total compensation at more senior levels of the organization. The calculation of annual cash bonus payments for employees, including executive officers, is determined based on the Company’s (and/or an applicable business unit’s) actual performance measured against objective criteria, as defined by the Committee in advance. A limited number of senior managers, including certain of the executive officers, also are granted performance-based restricted stock awards that will likewise vest only if the Company satisfies pre-approved, objective performance goals within a stated time period. Accordingly, a significant amount of each executive officer’s compensation is tied to the Company’s (and/or an applicable business unit’s) actual performance. Time-based restricted stock awards are also granted to a larger group of senior managers and employees, including all executive officers, effectively tying a significant amount of additional variable compensation to the executive’s continued employment (subject to the vesting provisions of the applicable plan) and the performance of the Company’s shares over the vesting period.

   Executive officers are also eligible to participate in the Company’s health, welfare and retirement plans that are available on the same basis to all regular employees of the Company who satisfy minimum eligibility requirements.

   The Company sets executive salaries and variable compensation using, among other factors, data obtained from national compensation surveys for a broad range of companies of comparable size and revenue. Since the Company competes for executive level personnel on a nationwide basis with companies in a variety of industries, the compensation data utilized are not limited to companies included in the P/C Group referred to on page 31.

Salary Component

   Executive officers receive a salary based on their responsibilities and performance, within market levels indicated by compensation survey data. Salaries are reviewed annually and may be adjusted upward or downward. Better performance generally results in an increased salary, subject to the limits of the salary range for the position and the compensation budget established by management and approved by the Committee.

Annual Cash Bonus Component

   The Company’s compensation program offers each executive the opportunity to earn a performance-based annual cash bonus. The bonus program has been designed to reward participants appropriately for current corporate and/or business unit performance, as compared with objective criteria that are approved in advance by the Committee.

   Executive Bonus Plan. In 2004, Alan R. Bauer, W. Thomas Forrester, Brian J. Passell, Glenn M. Renwick and Robert T. Williams participated in The Progressive Corporation 2004 Executive Bonus Plan (“Executive Bonus Plan”), which was approved by shareholders and went into effect in 2004. Under the Executive Bonus Plan, a target annual bonus amount, which varied by position, was established for each participant. In 2004, for Mr. Renwick, the target annual bonus amount was 150% of salary; for Messrs. Forrester, Passell and Williams, the target annual bonus amount was 100% of salary; and for Mr. Bauer, the target annual bonus amount was 75% of salary (Mr. Bauer also had a 25% target bonus under a component of the 2004 Gainsharing Plan, which is discussed below). A cash bonus award equal to the target annual bonus would result upon the satisfaction of designated objective performance goals, which were established by the Committee in early 2004. Actual awards could range from zero (0) to two (2) times the targeted bonus amount, depending on the extent to which performance fell short of or exceeded the designated goals.

   The amount of each participant’s 2004 award under the Executive Bonus Plan was determined by reference to one or more of the following components (referred to as “Bonus Components” below): The Core Business Profitability and Growth Component and a Business Segment Performance Component.

   The Core Business Profitability and Growth Component was determined on the basis of the performance results for each of the Agency, Direct and Commercial Auto business segments (together, the “Core Business”). A separate “gainsharing matrix” was established for each of these business segments, which assigned a score to various combinations of profitability (as measured by the combined ratio determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) and growth (based on change in net earned premiums over the prior year) outcomes. The actual growth and profitability performance results for each business segment for 2004 were then compared to the applicable matrix to produce a performance score for that business segment. The individual performance scores achieved by each of the business segments were then weighted, based on the net earned premiums generated by such business segment during the year. The weighted scores were combined to produce a performance score for the Core Business Profitability and Growth Component. For Messrs. Renwick, Forrester and Passell, their 2004 annual bonuses were determined entirely by the performance score of the Core Business Profitability and Growth Component.

   The Committee also approved the following Business Segment Performance Components to determine a portion of the 2004 bonuses to be paid to two participants: the Agency Business Segment Performance Component for Mr. Williams, and the Direct Business Segment Performance Component for Mr. Bauer. The Committee elected to use a combination of the Core Business Profitability and Growth Component and the selected Business Segment Performance Component to determine Mr. Williams’ and Mr. Bauer’s respective bonuses for the year. A separate gainsharing matrix was established for each of these business segments (as described above), and the actual growth and profitability performance results for each business segment for 2004 were then compared to the applicable matrix to produce a performance score for that business segment. The scores for the applicable Bonus Components were then combined on an appropriate weighted basis, as determined by the Committee, to produce final performance scores, which were used to calculate the 2004 bonus payment for those two participants.

   Other Bonus Plans. One executive officer also participated in The Progressive Corporation 2004 Information Technology Incentive Plan (the “IT Bonus Plan”) and another executive officer participated in the 2004 Progressive Capital Management Bonus Plan (the “PCM Bonus Plan”), in each case along with certain other employees. These plans provide cash bonus opportunities to participants for satisfaction of pre established performance criteria relating, in the case of the IT Bonus Plan, to the availability of certain information technology systems and, in the case of the PCM Bonus Plan, to the performance of the Company’s investment portfolios.

   All other officers and qualified employees (approximately 26,992) of the Company, including seven executive officers (including Mr. Bauer, as mentioned above), participated in The Progressive Corporation 2004 Gainsharing Plan (“Gainsharing Plan”) for 2004. The Gainsharing Plan is similar in structure and operation to the Executive Bonus Plan. Under the Gainsharing Plan, each employee was assigned a target bonus amount, stated as a percentage of the employee’s salary. Awards were then based on performance in achieving profitability (using the GAAP combined ratio) and growth (based on year-to-year change in net earned premium) targets, as measured by pre-approved gainsharing matrices for each of the Agency, Direct and Commercial Auto business segments. The business segment performance results were weighted in proportion to the amount of net earned premium contributed by each such business segment, and the weighted performance scores determined under the separate gainsharing matrices were combined to produce a performance score for the Core Business as a whole. For most participants, the performance score for the Core Business was used to calculate the 2004 Gainsharing payment. The 2004 Gainsharing payment for certain other employees was determined, in part, by the Performance Score for the Core Business and, in part, by the operating results from the business unit to which the employee was assigned, on a weighted basis determined by or under the direction of the Committee.

   2004 Bonus Payments. Due to outstanding operating performance by the Company and the various business segments in 2004, for most employees, including Messrs. Renwick, Forrester, Williams and Passell and all but three of the remaining executive officers, whose bonuses were determined by the performance of only the Core Business segments and/or the Agent business segment, the performance score for 2004 was a 2.0, which was the maximum score achievable under the various bonus plans (additional details of the performance of the Company’s Core Business segments is set forth below under “Chief Executive Officer Compensation; Cash Bonus”). For 3,091 employees, including one executive officer, whose bonuses were determined in part by the IT Bonus Plan, their 2004 performance score was a 1.9. For approximately 60 Direct business segment employees, including Mr. Bauer, a portion of whose bonuses were calculated under the Gainsharing Plan using a formula focusing on a lifetime earned premium calculation in the Direct business, the performance score was approximately 1.89. The 2004 performance score for the 8 employees, including one executive officer, covered by the PCM Bonus Plan was 2.0. As a result, in each case, the Company paid a cash bonus to the applicable employee equal to such employee’s targeted bonus amount times the applicable performance score.

   Two executive officers, who are not named executive officers, also received merit-based cash bonus awards during 2004 in addition to the amounts paid out under the above-described bonus plans. Such awards are made at the discretion of an employee’s manager to reward exceptional performance, subject to a budget established by management and approved by the Committee.

   The Committee believes that the 2004 bonus payments, while substantial, are consistent with the Company’s strategy of rewarding employees for the achievement of important, challenging business goals and, in view of the Company’s excellent results for the year, resulted in reasonable performance-related compensation payments to the Company’s employees, including its executive officers.

Long-Term Incentive Component

   In 2004, the executive compensation program included long-term incentives through an annual grant of restricted stock awards. Under a restricted stock grant, the executive is awarded shares of the Company’s common stock, subject to certain restrictions on vesting and transferability. This component of variable compensation is designed to encourage the long-term retention of key executives and to tie a major part of executive compensation directly to Company performance and the long-term enhancement of shareholder value.

   The value of the long-term incentive award, which varies by position, was established for each executive officer to bring total targeted compensation to the upper tiers of compensation paid by comparable companies. In 2004, for the Company’s executive officers other than Mr. Renwick, these award values ranged from 50-210% of salary. Mr. Renwick’s award was valued at 1,000% of his salary. The award value was then divided by the market value per share of the Company’s Common Shares on the date of grant to determine the number of restricted shares to be awarded to each participant.

   In 2004, two forms of restricted stock awards were granted to executive officers and certain other management employees. Time-based restricted stock awards were granted to the named executive officers and approximately 700 other management employees of the Company. The time-based restricted stock awards generally will vest in three equal annual installments, beginning on January 1 of the third year after the date of grant, subject to the vesting provisions in the various plans and grant agreements.

   In addition, the named executive officers and approximately 40 other senior managers received performance-based restricted stock grants, with the vesting date tied to the achievement of specific business results. The 2004 performance-based restricted stock awards will vest (subject to the terms of the applicable plans) only if the Company and its subsidiaries generate net earned premiums of $15 billion or more, and achieve an average combined ratio of 97 or less, over a period of twelve (12) consecutive months (the “2004 Performance Standards”). If the 2004 Performance Standards are not satisfied on or before December 31, 2013, these performance-based restricted stock awards will expire without vesting, and the recipients will obtain no value from those awards.

Perquisites

   During 2004, the Company’s executive officers were eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan, and certain of the executive officers were also eligible to participate in The Progressive Corporation Executive Separation Allowance Plan and/or had a separate employment agreement with the Company. Each of these plans and the employment agreements are described in more detail starting on page 19. Other than these arrangements, the Company provides limited perquisites to executive officers, which are discussed below.

   In 2002, the Board of Directors approved the Company’s acquisition of a corporate airplane, primarily for the business travel of Mr. Renwick. The Board has strongly endorsed Mr. Renwick’s use of the Company plane and car for his travel needs, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and the Company’s business, and to enhance his personal security.

   The plane was principally used by Mr. Renwick, and to a limited extent by other executives, for Company business during 2004. Mr. Renwick, at the Board’s direction, also used the airplane for his personal travel whenever possible. Two other executives took a total of three personal trips on the plane, but the Company’s incremental costs above those disclosed below for Mr. Renwick’s personal use were incidental, because the executives were traveling with Mr. Renwick at the time. In 2004, the Company incurred a total of approximately $729,000 in out-of-pocket costs and $925,000 in depreciation expense in connection with the ownership, operation and maintenance of the airplane.

   Mr. Renwick also is provided a Company-owned car, with a professional driver, principally for his business needs, including commuting to and from work. The Company incurred about $116,080 in costs in connection with the car and driver during 2004.

   Executive officers, including Mr. Renwick, do not receive other perquisites from the Company in addition to these items.

Chief Executive Officer Compensation

   Glenn M. Renwick, the Company’s President and Chief Executive Officer, received cash compensation in the amount of $3,000,000 for 2004, consisting of an annual salary of $750,000 and a bonus award of $2,250,000, in addition to the equity awards and other items described below.

   Cash Bonus. Mr. Renwick’s annual cash bonus target for 2004 was $1,125,000, an amount equal to 150% of his salary. For Mr. Renwick, his entire bonus was based on the Core Business Profitability and Growth Component, which is described in more detail above. In 2004, the Company’s Agency business segment achieved a performance score of 2.00, based on a Gainsharing combined ratio of 85.9 with 13.8% growth in net earned premiums; the Company’s Direct business segment achieved a performance score of 2.00, based on a Gainsharing combined ratio of 85.8 and 19.8% growth in net earned premiums; and the Company’s Commercial Auto business segment achieved a performance score of 2.00, based on a Gainsharing combined ratio of 78.9 with 24.3% growth in net earned premiums. The performance scores for the three business segments were weighted 60.1% for Agency, 28.3% for Direct and 11.6% for Commercial Auto, based on the relative percentage of total net earned premiums generated by each. The weighted performance scores were combined to produce an overall performance score of 2.00 for this

Bonus Component. Mr. Renwick therefore earned two (2) times his target amount of 150% of his base salary, or $2,250,000, as his annual bonus.

   Equity-based Compensation. For the long-term incentive component of his compensation, on March 15, 2004, Mr. Renwick was awarded 89,130 of the Company’s Common Shares in the form of restricted stock. This award included a time-based award of 44,565 Common Shares and a performance-based award of 44,565 Common Shares. With respect to the time-based restricted stock award, assuming that none of the award’s forfeiture provisions are triggered, one-third of this award will vest on January 1 of each of 2007, 2008 and 2009. The performance-based restricted stock award will vest on the date of the public dissemination by the Company of a news release reporting satisfaction of the 2004 Performance Standards, as described above, or they will expire on December 31, 2013 if the 2004 Performance Standards are not satisfied by that date. These awards were determined based on a long-term incentive award value equal to 1,000% of Mr. Renwick’s base salary and a market value of the Company’s stock on the date of grant of $84.15.

   Exercise or Vesting of Prior Equity-based Awards. During 2004, Mr. Renwick exercised options to purchase 39,300 of the Company’s Common Shares. The options were granted to Mr. Renwick by the Company in 1995 at an exercise price of $12.6666 per share (on a split-adjusted basis), and were set to expire on December 31, 2004 if not exercised. Mr. Renwick paid the option exercise price (number of shares times the per share cost set forth above) and the tax withholding obligations resulting from the exercise by surrendering to the Company 16,316 Common Shares (commonly referred to as a “stock swap”). As a result of the option exercise, Mr. Renwick earned a profit, before taxes, of approximately $2,893,007 (based on a market price of $86.28 per share). Because he used the stock swap method to acquire the option shares, this transaction also resulted in a net increase of his direct share ownership in the Company by 22,984 shares.

   In addition, in June 2004, the Company satisfied the criteria for the performance-based restricted stock awards granted to Mr. Renwick and certain other senior executives in April 2003. Accordingly, those restricted shares vested on July 14, 2004, under the terms of the grant. However, Mr. Renwick had previously elected to defer receipt of his 34,330 share award pursuant to the Company’s Executive Deferred Compensation Plan (“EDCP”). Therefore, instead of receiving these shares at vesting, Mr. Renwick’s EDCP account was appropriately credited, and that account was deemed to be invested in an equal number of the Company’s Common Shares in accordance with the Plan. Under the EDCP, Mr. Renwick must maintain the deemed investment in the Company’s Common Shares for six months and one day, after which he may elect one or more other deemed investments among specified alternatives made available under the plan, including continuing his deemed investment in the Company’s shares. At the time selected by Mr. Renwick for the deferred distribution from the EDCP, he will be entitled to receive from the Company the cash value of the investments that are deemed to be held in the EDCP account at that time (including, if applicable, the cash value of a deemed investment in the Company’s Common Shares), subject to the provisions of the plan.

   Personal Use of Company Airplane and Car. Mr. Renwick is entitled to use the Company airplane and a car with a driver for his business and personal use. The Company incurred approximately $35,140 in incremental costs in 2004 as a result of Mr. Renwick’s personal use of the plane. Any personal use of the car provided to Mr. Renwick was incidental.

   Review of CEO’s Total Compensation. As a part of its annual review of the executive compensation program and strategies, the Committee has reviewed Mr. Renwick’s aggregate compensation and equity-based awards for 2004 and those that are planned for 2005, including the perquisites described above. The Committee believes that Mr. Renwick’s overall compensation is reasonable when compared with the compensation of chief executives of comparable companies, especially in view of the outstanding performance achieved by the Company under his leadership, and that his compensation program strikes an appropriate balance between salary and variable compensation arrangements, consistent with the Company’s compensation policies for employees in general. The cash bonus component and performance-based restricted stock are tied to the achievement of objective performance-based goals for the Company as a whole, and include meaningful targets where excellent performance by the Company will be rewarded. Annual time-based restricted stock awards further provide additional rewards if Mr. Renwick stays with the Company for the required vesting periods, and the benefit to him increases only if the holdings of other stockholders increase in value as well. A large part of Mr. Renwick’s overall compensation is thus tied to Company performance and to the creation of shareholder value.

   In addition, the Company has provided the Committee with information detailing potential payments that could be made to, or other value that could be earned or recognized by, Mr. Renwick under the Company’s various compensation and benefits plans and arrangements, upon his retirement or an involuntary termination of his employment by the Company (other than for cause or other limited circumstances), or in connection with a change of control of the Company. These benefits are summarized as follows:

•	Retirement. Upon a voluntary termination or retirement by Mr. Renwick, he would be entitled to no special treatment by the Company. He would be permitted to exercise all vested stock options within 60 days after leaving the Company (for the value of Mr. Renwick’s exercisable stock options, see page 19), and he would begin receiving distributions of previously earned amounts that he has elected to defer under the EDCP, in each case on the same terms and conditions as other employees who participate in those plans. All unvested stock options and restricted stock awards would be forfeited automatically. He would receive a payment for unused vacation time, also on terms generally applicable to the Company’s employees (currently this payout would be about $167,000; it will vary in the future depending on the extent to which he uses his allotted vacation time, but will not exceed 22.3% of his annual salary when his employment is terminated). He would enjoy no post-retirement benefits from the Company.

•	Involuntary Termination. If Mr. Renwick were to be involuntarily terminated by the Company without cause, he would receive a one-time severance payment equal to one year’s salary and recent bonus, or $3,000,000 as currently calculated, and he would be entitled to post-employment welfare benefits that are valued at approximately $5,000. Otherwise, Mr. Renwick would have the same rights described above in the event of a voluntary retirement with respect to vested stock options, EDCP distributions and unused vacation time. Unvested stock options and restricted stock awards also would be forfeited automatically in the event of an involuntary termination.

•	Change of Control. In the event of a “change of control” of the Company (as defined in the Company’s various incentive plans), unvested equity awards will vest automatically, and the Company will pay to Mr. Renwick the cash value of those awards. Assuming a price of $90 per Common Share, the Company would pay to Mr. Renwick approximately $22,785,000 under these plans at the time of the change of control. In addition, if Mr. Renwick’s employment were terminated at or after the change of control, he would be entitled to receive under his employment agreement: (i) a severance payment of two times his salary and recent bonus, or $6,000,000 as currently calculated; (ii) post-termination welfare benefits on substantially the same terms as he currently enjoys for two years, with an estimated value of approximately $33,000 in the aggregate; and (iii) a one-time tax “gross up” payment in the approximate amount of $8,830,000(1). As with other termination events, Mr. Renwick would also have the right to exercise vested stock options, to begin receiving EDCP distributions under the terms of the applicable plans, and to receive a payment for his unused vacation time.

   The Committee has reviewed this information and has concluded that the earnings to which Mr. Renwick would be entitled and the potential payouts by the Company upon the occurrence of the events described above are reasonable under the applicable circumstances. In assessing these potential payouts, the Committee has taken into account the following matters:

•	The potential cash payouts or severance are, effectively, one times salary and bonus for an involuntary termination and two times salary and bonus for a change of control. The Committee views these amounts as reasonable and appropriate for the Company’s executive officers, including Mr. Renwick.

•	Under the Company’s equity incentive plans, Mr. Renwick must exercise any vested stock options within 60 days after termination of his employment. The Committee does not view this item as “additional” compensation paid to Mr. Renwick at that time, since he previously earned these awards and has the right to exercise them, and to cash-out their value to him,

(1)	The amount of the tax “gross up” payment assumes that Mr. Renwick’s employment is terminated at the time of the change of control. Mr. Renwick is entitled under his employment agreement to receive a tax “gross up” payment in an amount necessary to counteract the 20% excise tax under Internal Revenue Code Section 280G, which is paid on certain compensation received by executive officers. For a further discussion of the employment agreement and the tax “gross up” payment, see page 29.

at any time. The Committee notes that his decision not to exercise the options, and to allow their value to fluctuate with the Company’s stock price, further aligns Mr. Renwick’s interests with those of the Company’s shareholders.

•	Likewise, the Committee does not view the payouts to Mr. Renwick, or to other executives, from the Executive Deferred Compensation Plan to be “additional” compensation to be paid at the time of the specified events. The balance in Mr. Renwick’s account is attributable to cash bonuses that have been earned and would have been paid, or restricted stock that would have vested, in prior periods but for his election to defer receipt of those funds or shares. The Company does not guarantee any specific rate of return on these accounts, and the Company does not contribute in any way to the return that may be earned on the deferred amounts. The account balances may grow depending on the performance of deemed investments selected by Mr. Renwick in accordance with the EDCP. In any event, the Company has set aside assets in a so-called “rabbi trust” to secure its liability for the future payouts, effectively pre-funding the Company’s liability to the participants in the EDCP.

•	In the Committee’s view, the accelerated vesting of equity awards upon a change of control is a customary and reasonable component of an equity-incentive program. The Committee believes that the historical equity grants to Mr. Renwick have been reasonable in amount, and a substantial part of the value that would be received by him on a change in control would result from the increase in the Company’s share price over the years. The Committee believes that this is appropriate since current management, including Mr. Renwick in particular, has been largely responsible for that increase, and the share price increase has also benefited the Company’s long-term shareholders.

•	The Company’s compensation and benefit plans and employment agreements only confer modest post-employment benefits on its executives, limited to the continuation of certain health and welfare benefits for a maximum period of two years. All other perquisites, including Mr. Renwick’s personal use of the Company aircraft and car, would terminate when he leaves the Company.

•	The potential tax “gross up” payment, while substantial, is only applicable in the event of a change of control of the Company and, in the Committee’s view, is an appropriate method for the Company to protect executives from the punitive effects of a 20% excise tax levied by the Federal tax laws on certain income paid to executive officers in such circumstances.

   Under all of the circumstances, therefore, the Committee views Mr. Renwick’s compensation, and his potential payouts in the various scenarios described above, to be reasonable and in the interests of the Company’s shareholders.

Omnibus Reconciliation Act of 1993

   Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a public company (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” To qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

   It is the Company’s policy to structure its incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit and, thus, to preserve the full deductibility of all compensation paid thereunder, to the extent practicable in view of the Company’s compensation policies and structures. The Company’s equity incentive plans, as well as the 2004 Executive Bonus Plan, have been submitted to and approved by the Company’s shareholders. The applicable performance criteria (and in the case of cash bonuses, the amount of bonus payout that would result from various combinations of performance criteria) are approved by the Committee each year and are thereafter not subject to change by the Company or the Committee. Thus, restricted stock awards which vest, and cash bonus awards under the 2004 Executive Bonus Plan which are paid out, based on such performance criteria are structured to be “performance-based compensation,” and compensation arising from such awards would not be subject to the Deduction Limit, provided that each of the other requirements described above are satisfied.

   Likewise, compensation that is earned by the Covered Executives upon the exercise of previous stock option awards (which were granted to executives by the Company on an annual basis prior to 2003) is deemed to satisfy the requirements for “performance-based compensation” if the award is made by a compensation committee comprised solely of two or more “outside directors,” the plan under which the award has been granted is approved by shareholders and states the maximum number of shares with respect to which options may be granted to any employee during a specified period and, under the terms of the option, the amount of compensation the Covered Executives could receive is based solely on an increase in the value of the stock after the date of the award.

   However, restricted stock awards that vest on a time-based formula will not satisfy the “performance-based compensation” exception and will be subject to the Deduction Limit. In addition, although salaries and any perquisites are subject to approval of the Committee, they will not be submitted to a vote of shareholders and will also be subject to the Deduction Limit. Similarly, one or more Covered Executives may be eligible to earn a portion of their potential cash bonus under plans that have not been approved by shareholders, and any such bonus would be subject to the Deduction Limit. Accordingly, if the total of any Covered Executive’s remuneration which does not satisfy the “performance-based compensation” exception, such as salary, certain cash bonus awards and compensation attributable to time-based restricted stock awards, exceeds $1 million in any year, the Company will not be entitled to deduct the amount that exceeds $1 million. While the Committee understands the tax disadvantages of such compensation arrangements, the Committee believes that, in appropriate cases, the use of such compensation strategies may outweigh the potential tax detriments. The Committee will continue to monitor the actual tax impact on the Company of such compensations strategies each year.

   In 2004, the non-performance-based compensation earned by each of the Covered Executives was less than $1 million. Accordingly, all compensation earned by the Covered Executives was fully deductible for Federal income tax purposes. Based on currently available information, the Company expects that the compensation earned by such executives during 2005 will also be fully deductible.

Summary and Concluding Remarks

   The Committee believes that executive compensation should be linked to the creation of shareholder value. The Company’s executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company’s Common Shares. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying investors’ attitudes toward the stock market in general, and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and annual bonus, emphasize individual performance and the realization of defined business objectives, which are independent of short-range fluctuations in the stock price.

   The executive compensation program thus has been designed to align executive compensation with both the Company’s business goals and long-term shareholder interests. The Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Committee will continue to monitor the operation of the program and cause the program to be adjusted and refined, as necessary, to ensure that it continues to support both corporate and shareholder goals.

COMPENSATION COMMITTEE

Charles A. Davis, Chairman
Bernadine P. Healy, M.D.
Norman S. Matthews

PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company’s Common Shares (“PGR”) to the Standard & Poor’s 500 Index (“S & P Index”) and the Value Line Property/Casualty Industry Group (“P/C Group”) for the last five years.

Cumulative Five-Year Total Return*

PGR, S&P Index, P/ C Group

(Performance Results through 12/31/2004)

Cumulative Total Return as of December 31 of each year
(assumes $100 was invested at the close of trading on December 31, 1999)

	2000	2001	2002	2003	2004

PGR	$142.23	$205.12	$204.92	$345.81	$351.47

S&P Index	90.90	80.09	62.39	80.29	89.03

P/C Group	138.51	144.10	149.21	188.75	210.93

*	Assumes reinvestment of dividends.

Source: Value Line, Inc.

ITEM 2:	PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY’S CODE OF REGULATIONS TO PROVIDE THAT AN INDIVIDUAL ELECTED BY THE
DIRECTORS TO FILL A VACANCY ON THE BOARD WILL SERVE FOR A TERM ENDING AT THE NEXT SHAREHOLDERS MEETING AT WHICH AN ELECTION OF DIRECTORS WILL OCCUR.

    The Board of Directors has approved, subject to shareholder approval, amendments to the Company’s Code of Regulations (the equivalent of bylaws under Ohio corporate law) requiring that any individual elected by the directors to fill a vacancy on the Board will serve for a term that expires at the next meeting of shareholders held to elect directors. The new director would then be required to stand for election by shareholders at such meeting in order to continue serving on the Board. The Board of Directors recommends that shareholders approve these amendments.

   The full text of Article II of the Code of Regulations reflecting these amendments is attached to this proxy statement as Exhibit A. The following description of the amendments is qualified in its entirety by reference to Exhibit A.

Current Code of Regulations Provisions

   Article II of the Company’s Code of Regulations currently authorizes the Board of Directors to elect an individual to fill a vacancy on the Board for the remainder of the unexpired term of that vacant Board seat. Board terms are typically three years in length, unless the Board specifies a shorter period to provide for a proper rotation of directors, due to the staggered nature of the Company’s Board. Accordingly, a director who is elected by the Board to fill a vacancy could serve up to three years on the Board before being subject to a shareholder vote.

The Proposed Amendment

   The Board’s ability to elect individuals to fill vacancies on the Board between shareholder meetings allows the Board to react quickly to recruit and elect strong director candidates as they become available. The need for this flexibility has been particularly apparent in recent years, as competition for qualified board members has intensified and finding excellent candidates who are willing to serve on a board has become more of a challenge. Often, the timing of identifying and recruiting new Board candidates does not coincide with the required timing for election at the Annual Meeting of Shareholders. Accordingly, the Board has used the procedure that is currently available in the Code of Regulations to fill the last four vacancies on the Board: Philip Laskawy in 2001, Bernadine Healy in 2002, Bradley Sheares in 2003 and Patrick Nettles in 2004. In each case, the Board identified the potential new director and completed the recruiting process at a point in the year when the next Annual Meeting of Shareholders was months away. The Board believed that if it had attempted to delay the election of the candidate until the Annual Meeting, it risked losing him or her to a competing board. In each of these cases, therefore, the Board judged that shareholder interests were better served by a prompt election of the candidate to the Board.

   Under the current Code of Regulations provisions, a new director elected under these circumstances does not come before shareholders for a vote until the expiration of the term applicable to the Board seat to which he or she has been elected, which may be up to three years from the time he or she is initially elected to the Board. The Board of Directors has determined that this procedure, which delays the shareholders’ ability to review and vote on the Board’s choice for a new director, should be changed. The proposed amendments to the Company’s Code of Regulations are designed to accomplish that result.

   Under the procedure contained in the proposed amendments, the Board will retain the right to elect a new director to fill a vacancy on the Board. If a director is elected by the Board to fill such a vacancy, the new director would serve a term that expires on the date of the next shareholder meeting held for the election of directors. Typically, this would mean that a director elected to fill a Board vacancy would stand for election at the next Annual Meeting of Shareholders, which would be less than one year from the time of the individual’s initial election by the Board. In the Board’s judgment, this procedure properly balances the Board’s need for flexibility in fulfilling its obligation to recruit quality candidates for the Board with shareholders’ interests in considering and evaluating the individuals selected by the directors to fill a vacancy on the Board.

   These amendments to the Code of Regulations will operate on a prospective basis only and will not affect the terms of any of the current directors. The Board currently does not have any vacancies, although a vacancy will be created upon the retirement from the Board of Mr. Milton N. Allen on April 15, 2005.

Vote Required For Approval

   Under the Company’s Code of Regulations, the affirmative vote of a seventy-five percent (75%) of the outstanding Common Shares is required for approval of this proposal.

   The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 3:	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005

    The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the financial statements of the Company for the year ending December 31, 2005. If the shareholders, by the affirmative vote of a majority of the votes cast on this proposal (including abstentions), provided that the total of votes cast represents a majority of the outstanding Common Shares, do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PricewaterhouseCoopers LLP.

   The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

   The Audit Committee of the Board of Directors requires that each engagement of the Company’s independent registered public accounting firm to perform any audit or non-audit services, including the fees and principal terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $25,000 in the aggregate between Committee meetings), before the independent registered public accounting firm is engaged by the Company for the particular service. The Committee has not adopted any other policies or procedures which would permit the Company to engage the independent registered public accounting firm for non-audit services without the specific prior approval of the Committee or the Chairman.

Independent Registered Public Accounting Firm Fees

   Following are the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003, by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP:

	2004	2003

Audit	$1,478,473	$744,859
Audit-related	80,001	70,000
Tax	266,156	349,594
All other	12,000	29,548

Total	$1,836,630	$1,194,001

   Audit fees. Includes professional services rendered for the audit of the consolidated financial statements of the Company, statutory audits and the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”).

   Audit-related fee. Includes assistance in the assessment of the impact of Sarbanes on the Company.

   Tax fees. Includes fees for tax planning and advice and Canadian branch tax services.

   All other fees. Primarily includes consulting services for compliance with state insurance and other laws.

   At the meeting held on February 21, 2005, the Audit Committee selected PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company and its subsidiaries for 2005. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

    Any shareholder who intends to present a proposal at the 2006 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company’s principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 11, 2005. For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company’s proxy materials, with respect to any proposal which is received by the Company after January 25, 2006.

SHAREHOLDER VOTE TABULATION

    Votes will be tabulated by or under the direction of Inspectors of Election, who may be regular employees of the Company. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

   The director nominees who receive the greatest number of affirmative votes will be elected directors. Abstentions and broker non-votes thus will not affect the results of the election.

   The proposal to amend the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve for a term ending at the next shareholders meeting at which an election of directors will occur, will be adopted if approved by the affirmative vote of seventy-five percent (75%) of the outstanding Common Shares. Abstentions and broker non-votes will not be counted as affirmative votes and thus will have the same effect as a vote against this proposal.

   The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005 will be adopted if approved by the affirmative vote of the majority of the votes cast on this proposal (including abstentions), provided that the total number of votes cast represents a majority of the outstanding Common Shares. Broker non-votes will not be counted as cast votes.

HOUSEHOLDING

    Securities and Exchange Commission regulations permit a single set of the annual report and proxy statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

   If any beneficial shareholder residing at such an address desires to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-542-1061, or by writing to The Progressive Corporation, Investor Relations, at 6300 Wilson Mills Road, Box W-33, Mayfield Village, Ohio 44143. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-542-1061.

OTHER MATTERS

Charitable Contributions

   Within the preceding three years, the Company has not made a contribution to any charitable organization in which any of the Company’s directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from the Company, contributes to qualified tax-exempt organizations that are financially supported by the

Company’s employees. Thus, in matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of the Company’s directors may be affiliated as an executive officer, director or trustee.

Proxy Solicitation

   The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners, will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means or in person. The Company has engaged the firm of Morrow & Co., New York, New York, to assist it in the solicitation of proxies at an estimated cost of $10,000. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

   If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made therein by the shareholder. In the absence of any such specifications, the proxies will be voted:

(1)	to elect the three nominees named under “Election of Directors” above;

(2)	FOR the proposal to amend the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the board will serve for a term ending at the next shareholders meeting at which an election of directors will occur; and

(3)	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.

   The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting.

   If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

    The Company will furnish, without charge, to each person to whom a proxy statement is delivered, upon oral or written request, a copy of the Company’s Annual Report on Form 10-K for 2004 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March      , 2005

EXHIBIT A

    The following is the full text of Article II of the Code of Regulations of The Progressive Corporation (“Company”), reflecting the amendment described in Item 2 of the Company’s Proxy Statement dated March      , 2005.

ARTICLE II

Directors

   Section 1. Number and Classification of Directors. The number of directors of the corporation, none of whom need to be a shareholder or resident of the State of Ohio, shall be ten, and such directors shall be divided into three classes as nearly equal in number as possible, to be known as Class I, Class II and Class III. The classes shall be elected to staggered terms. The shareholders, acting by the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation on such proposal, may, from time to time, increase or decrease the number of directors, but in no case shall the number of directors be fewer than five or more than twelve nor shall any decrease in the number of directors shorten the term of any director then in office. In case of any increase in the number of directors, the directors then in office may select the class or classes to which the additional directors shall be assigned, provided that the directors shall be distributed among the several classes as nearly equally as possible.

   Section 2. Election of Directors. Directors shall be elected at the annual meeting of shareholders, but when the annual meeting is not held or directors are not elected thereat, they may be elected at a special meeting called and held for that purpose. Such election shall be by ballot whenever requested by any shareholder entitled to vote at such election; but, unless such request is made, the election may be conducted in any manner approved at such meeting.

   At each meeting of shareholders for the election of directors, the persons receiving the greatest number of votes shall be directors.

   Section 3. Term of Office. The term of office for each director shall be three years and the members of one class of directors shall be elected annually to serve for such term; except that (i) initially or whenever necessary, a director may be elected for a shorter term in order to provide for a proper rotation of directors, and (ii) a director elected to fill a vacancy pursuant to Section 5 of this Article shall serve for the term specified therein. Each director shall hold office until the annual meeting of shareholders coinciding with the termination of the term of the class of directors to which he or she was elected and until his or her successor shall be elected and qualified or until his or her earlier resignation, removal from office or death.

   Section 4. Removal. All directors, or all directors of a particular class, or any individual director may be removed from office, without assigning any cause, by the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation with respect to the election of directors, provided that unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his or her removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed.

   Section 5. Vacancies. Vacancies in the board of directors may be filled by a majority vote of the remaining directors. Any director so elected by the remaining directors to fill a vacancy after the 2005 Annual Meeting of Shareholders shall have a term of office ending on the earlier of the next annual meeting of shareholders or the next special meeting of shareholders held to elect directors. At the expiration of such term, each such director shall then be subject to election by shareholders in accordance with this Article for such term as shall be appropriate to provide for a proper rotation of directors.

   Section 6. Quorum and Transaction of Business. A majority of the whole authorized number of directors shall constitute a quorum for the transaction of business, except that a majority of the directors in office shall constitute a quorum for filling a vacancy on the board. Whenever less than a quorum is present at the time and place appointed for any meeting of the board, a majority of those present may adjourn the meeting from time to time, until a quorum shall be present. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board.

   Section 7. Annual Meeting. Annual meetings of the board of directors shall be held immediately following annual meetings of the shareholders, or as soon thereafter as is practicable. If no annual meeting of the shareholders is held, or if directors are not elected thereat, then the annual meeting of the board of directors shall be held immediately following any special meeting of the shareholders at which directors are elected, or as soon thereafter as is practicable. If such annual meeting of directors is held immediately following a meeting of the shareholders, it shall be held at the same place at which such meeting of shareholders was held.

   Section 8. Regular Meetings. Regular meetings of the board of directors shall be held at such times and places, within or without the State of Ohio, as the board of directors may, by resolution or by-law, from time to time, determine. The secretary shall give notice of each such resolution or bylaw to any director who was not present at the time the same was adopted, but no further notice of such regular meeting need be given.

   Section 9. Special Meetings. Special meetings of the board of directors may be called by the chairman of the board or the president to be held at such times and places within or without the State of Ohio as the person calling such meeting shall specify. In addition, any two members of the board of directors may call special meetings of the board of directors to be held at the principal office of the corporation at such times as they may specify.

   Section 10. Notice of Annual or Special Meetings. Notice of the time and place of each annual or special meeting shall be given to each director by the secretary or by the person or persons calling such meeting. Such notice need not specify the purpose or purposes of the meeting and may be given in any manner or method and at such time so that the director receiving it may have reasonable opportunity to attend the meeting. Such notice shall, in all events, be deemed to have been properly and duly given if mailed at least forty-eight (48) hours prior to the meeting and directed to the residence of each director as shown upon the secretary’s records. The giving of notice shall be deemed to have been waived by any director who shall attend and participate in such meeting and may be waived, in a writing, by any director either before or after such meeting.

   Section 11. Compensation. The directors, as such, shall be entitled to receive such reasonable compensation for their services as may be fixed from time to time by resolution of the board, and expenses of attendance, if any, may be allowed for attendance of each annual, regular or special meeting of the board. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of the executive committee or of any standing or special committee may by resolution of the board be allowed such compensation for their services as the board may deem reasonable, and additional compensation may be allowed to directors for special services rendered.

   Section 12. By-laws. For the government of its actions, the board of directors may adopt by-laws consistent with the Articles of Incorporation and these Regulations.

   Section 13. Notification of Nominations. Subject to the rights of the holders of any class or series of stock of the corporation having a preference over the Common Shares as to dividends or upon liquidation to elect directors under specified circumstances, nominations for the election of directors may be made only by the Board of Directors or a committee of the Board of Directors or, subject to this Section 13, by any shareholder of record entitled to vote in the election of directors generally. A shareholder of record entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of shareholders only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation and has been received by the Secretary of the corporation on or before the following dates, as applicable: (i) with respect to an election to be held at an annual meeting of shareholders, 60 days in advance of such meeting, or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. For purposes of this Section 13, notice shall be deemed to be first given to shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

   Each such notice shall set forth:

(a)	the name and address of the shareholder who intends to make the nomination or nominations;

(b)	a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(c)	the name, address and principal occupation or employment of each person to be so nominated;

(d)	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

(e)	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, had the nominee been nominated, or intended to be nominated, by the Board of Directors.

   To be effective, each notice of intent to make a nomination given hereunder must be accompanied by the written consent of each such nominee to serve as a director of the corporation if elected.

   The presiding officer at the meeting may refuse to acknowledge the nomination of any person or persons not made in compliance with the provisions hereof and may declare at such meeting that any such nomination was not properly brought before the meeting and shall not be considered.

Appendix A

The Progressive Corporation Audit Committee Charter

Organization

   The Audit Committee (Committee) shall be appointed by the Board of Directors (Board) of The Progressive Corporation (Company) and shall consist of at least three directors, including the Chairperson. Each member of the Committee shall be independent of the management of the Company (as defined by the listing standards of the New York Stock Exchange and applicable law) and free of any relationship that, in the opinion of the Board, would interfere with his or her ability to exercise independent judgment as a Committee member. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee. The Committee chairperson must have accounting or related financial management expertise.

Statement of Purpose

   The Committee shall: a) assist the Board in oversight of: (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors; (4) the performance of the Company’s internal audit function and independent auditors; (5) the adequacy of the Company’s internal controls; and (6) such other matters as the Board or Committee deems appropriate, and b) prepare the Audit Committee report that Securities and Exchange Commission (SEC) rules require be included in the Company’s annual proxy statement.

Communications with the Committee

   The Committee will meet periodically in separate executive sessions with the independent auditor, the Director of Control & Analysis (Internal Audit) and management.

   The Director of Control & Analysis (C&A) will have a direct reporting relationship to the Committee.

Responsibilities of the Committee

   The primary responsibility of the Committee is to oversee the Company’s system of internal controls and financial reporting process on behalf of the Board.

   The Committee will report regularly to the Board. The Committee will review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

   The Committee shall have the authority and funding necessary to retain independent legal counsel and such other advisors as it deems necessary to carry out its duties.

   The Committee’s activities will be subject to an annual performance evaluation conducted by the Board.

   Processes and Duties – Financial Reporting

   The Committee will:

1.	Annually review and reassess the continued adequacy of this Charter and recommend any changes to the Board for approval.

2.	Review with management, the Director of C&A and the independent auditor: a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps

-APP.-A-1-

adopted in light of any material control deficiencies; b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters; c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

3.	Review with management, the Director of C&A and the independent auditor the system of internal controls utilized by the Company.

4.	Review with the independent auditor and internal auditors any major changes to auditing procedures or the scope of auditing tests that were performed.

5.	Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements contained in the Company’s Annual Report on Form 10-K, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of such Form with the SEC. The Committee shall report to the Board, and to the shareholders in the Company’s proxy statement prepared for its annual meeting, whether, based on such reviews and discussions, it recommends to the Board that the most recent year’s audited financial statements be included in the Company’s Annual Report on Form 10-K for such year to be filed with the SEC.

6.	Annually review with the independent auditor all exceptions to the Company’s accounting practices raised by such auditor that were not accepted by management, and all unrecorded proposed audit adjustments to the Company’s financial statements, whether such auditor decided to pass on any such exception or adjustment and, if so, the reasons therefor.

7.	Obtain from the independent auditor advice as to whether, during the course of the audit, it detected any acts or activities that must be disclosed pursuant to Section 10A of the Securities Exchange Act of 1934 (related to the detection of illegal acts and resulting reporting obligations).

8.	Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements contained in each of the Company’s Quarterly Reports on Form 10-Q, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of such Form with the SEC.

9.	Discuss guidelines and policies which govern the process by which the Company assesses and manages its exposure to risk. The Committee will meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to identify, monitor, assess and control such exposures.

10.	Establish procedures for the receipt, retention and treatment of complaints or correspondence received by the Company regarding accounting, internal accounting controls, financial reporting or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

   Processes and Duties – Legal and Regulatory Compliance

   The Committee will:

1.	Adopt and administer a code of ethics for senior financial officers, which shall be applicable to the Company’s Chief Financial Officer, Chief Accounting Officer and any other persons performing similar functions.

2.	Annually review and assess with the Chief Financial Officer, Chief Accounting Officer and Chief Legal Officer the processes for monitoring and maintaining compliance with NYSE, SEC and state insurance department requirements.

-APP.-A-2-

Oversight of Internal and External Auditors

   The Committee will:

1.	Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company (including resolution of any disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and each such registered public accounting firm shall report directly to the Committee.

2.	At least annually, the Committee will evaluate the qualifications, independence and performance of the independent auditor, including the lead partner on the engagement, and present its conclusions with respect to the independent auditor to the Board.

3.	Approve the fees to be paid to the independent auditor for the financial audit and the terms of the audit engagement.

4.	Have sole authority to approve the engagement of the independent auditor to provide any non-audit services and will consider whether the provision of consulting or other non-audit services by the independent auditor is compatible with maintaining the auditor’s independence and is permitted by law. The Committee will approve (or disapprove) the retention of the independent auditor to provide consulting or other non-audit services and approve the fee for such services prior to commencement thereof. The Committee may delegate these responsibilities to one or more of its members to the extent permitted by law.

5.	Receive, at least annually, written reports from the independent auditor regarding the auditor’s independence required by Independence Standards Board Standard No. 1. The Committee will actively engage in a dialogue with the independent auditor with respect to all disclosed relationships and services that may impact the objectivity and independence of the independent auditor and report its conclusions to the Board.

6.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

7.	Review with the independent auditor any problems or difficulties the auditor encountered in the conduct of the audit, including any restrictions on the scope of the independent auditor’s activities or on access to required information and any disagreements with management. The Committee will review any management letter provided by the auditor and the Company’s response to that letter. The review should also include a discussion of the responsibilities, budget and staffing of the internal audit department.

8.	Review all internal audit reports to management which identify or discuss material issues regarding the integrity of the Company’s financial statements, internal controls or accounting policies together with management’s response.

9.	Review the budget, responsibilities and staffing of the Control & Analysis department.

10.	Set clear hiring policies for employees or former employees of the independent auditors.

11.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

Funding

   The Company shall provide the Committee with appropriate funding, as determined by the Committee, for payment of:

1.	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

-APP.-A-3-

2.	compensation to any advisers employed by the Committee; and

3.	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Effective Date

   This Charter shall be effective as of December 10, 2004 and shall remain in effect thereafter until modified, amended or terminated by the Board.

-APP.-A-4-

DETACH CARD
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THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders

    The undersigned hereby appoints W. Thomas Forrester, Charles E. Jarrett and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., Cleveland time, on April 15, 2005, and thereat, and at any adjournment thereof, to vote and act with respect to all Common Shares of the Company which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

1.	☐ WITH or ☐ WITHOUT authority to vote (except as marked to the contrary below) for the election as directors of all three nominees listed below.

Charles A. Davis, Bernadine P. Healy, M.D. and Jeffrey D. Kelly

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below.)

2.	Proposal to approve an amendment to the Company’s Code of Regulations to provide that an individual elected by the directors to fill a vacancy on the Board will serve for a term ending at the next shareholders meeting at which an election of directors will occur.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.
☐ FOR ☐ AGAINST ☐ ABSTAIN

(Continued, and to be dated and signed, on the other side)

DETACH CARD
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(Continued from the other side)

4.	In their discretion, to vote upon such other business as may properly come before the meeting.

    This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 above and to approve the Proposals described in Items 2 and 3 above.

    Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March     , 2005, is hereby acknowledged.

Date: _____________________ , 2005

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.